Exhibit 16.1

December 6, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Wellchange Holdings Company Limited pursuant to Form 6-K for the month of December 2024 (Commission File Number: 001-42294) (copy attached), which we understand it will be filed with the Securities and Exchange Commission regarding “Termination of the Company’s Certifying Accountant”. We do not disagree with the contents of paragraphs (i), (ii), (iii) and (iv) on the Form 6-K.

Very truly yours,

WWC, P.C.
Certified Public Accountants

Attachment